Exhibit 99.1

ITEM 6.	SELECTED FINANCIAL DATA

The consolidated statements of operations data for the years ended December 31, 2008, 2007, and 2006 and the consolidated balance sheet data as of December 31, 2008 and 2007 have been derived from our audited consolidated financial statements included elsewhere in this annual report. The statements of operation data for the years ended December 31, 2005 and 2004 and the balance sheet data as of December 31, 2006, 2005 and 2004 have been derived from our audited financial statements not included in this annual report. The following selected financial data should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and consolidated financial statements and related notes to those statements included elsewhere in this annual report.

As further discussed in Note 1 in our Notes to Consolidated Financial Statements included as Exhibit 99.3 in this Current Report on Form 8-K, our consolidated financial statements for the years ended December 31, 2008 and 2007 have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). Consolidated financial statements prior to December 31, 2007 were not impacted by the adoption of FSP APB 14-1.

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Product revenue	$8,108	$4,627	$2,170	$—	$—
Development grant revenue	1,730	—	—	—	—

Total revenue	9,838	$4,627	$2,170	$—	$—
Product cost of sales	13,383	12,736	10,959	—	—
Development cost of sales	1,984	—	—	—	—

Total cost of sales	15,367	12,736	10,959	$—	$—

Gross margin (deficit)	(5,529)	(8,109)	(8,789)	—	—
Operating expenses:
Research and development(1)	19,629	16,131	19,419	26,770	12,470
Selling, general and administrative(1)	27,669	22,436	21,111	5,660	1,597

Total operating expenses	47,298	38,567	40,530	32,430	14,067

Operating loss	(52,827)	(46,676)	(49,319)	(32,430)	(14,067)
Other income	34	—	—	—	—
Interest income	1,220	3,782	2,815	1,662	121
Interest expense	(7,283)	(5,560)	(95)	—	—

Net loss	(58,856)	(48,454)	(46,599)	(30,768)	(13,946)

Accretion to redemption value of Series B and Series C redeemable convertible preferred stock	—	—	—	(122)	(3,235)

Net loss attributable to common stockholders	$(58,856)	$(48,454)	$(46,599)	$(30,890)	$(17,181)

Basic and diluted net loss per share attributable to common stockholders(2)	$(2.00)	$(1.71)	$(1.71)	$(1.63)	$(7.51)

Shares used to compute basic and diluted net loss per share attributable to common stockholders(2)	29,487	28,313	27,236	18,944	2,286

	As of December 31,
	2008	2007	2006	2005	2004
	(in thousands)
Consolidated Balance Sheet Data:
Cash and marketable securities	$27,068	$64,323	$54,508	$50,525	$27,229
Working capital	17,062	58,844	52,126	43,939	25,705
Total assets	43,882	76,388	64,553	56,726	29,358
Long term obligations	48,354	38,009	2,118	—	—
Redeemable convertible preferred stock	—	—	—	—	76,974
Total stockholders’ equity (deficit)	(19,468)	29,932	56,828	49,412	(49,310)

(1)

For the years ended December 31, 2004 and 2005, certain prior period amounts have been reclassified to conform to current period presentation. The separate display of stock-based compensation expenses associated with research and development and selling, general, and administrative have been reclassified as components of research and development and selling, general, and administrative expenses.

(2)	See Note 2 of the notes to our consolidated financial statements for a description of the method used to compute basic and diluted net loss per share attributable to common stockholders.

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